Exhibit 99.1

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kelly Pasterick Alcoa Inc. - Director of Investor Relations

Chuck McLane Alcoa Inc. - EVP and CFO

Klaus Kleinfeld Alcoa Inc. - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

David Gagliano Barclays Capital - Analyst

Paretosh Misra Morgan Stanley - Analyst

David Lipschitz Credit Agricole Securities - Analyst

Carly Mattson Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the third quarter 2012 Alcoa Inc. earnings conference call. My name is Deanna and I’ll be the operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the call over to your host, Ms. Kelly Pasterick, Director of Investor Relations. Please go ahead.

Kelly Pasterick - Alcoa Inc. - Director of Investor Relations

Thank you, Deanna. Good afternoon and welcome to Alcoa’s third quarter 2012 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and Chuck McLane, Executive Vice President and Chief Financial Officer. After comments by Chuck and Klaus, we will take your questions.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings. In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release, in the appendix to today’s presentation, and on our website at www.alcoa.com under the “Invest” section.

Any reference in our discussion today to EBITDA means adjusted EBITDA, and for which we have provided calculations and reconciliations in the appendix. With that, I’d like to hand it over to Chuck McLane.

Chuck McLane - Alcoa Inc. - EVP and CFO

Okay. Thanks, Kelly. Thanks everyone. I appreciate you taking the time to join us today. Let’s start off with the financial overview for the quarter. Our loss from continuing operations was $143 million or $0.13 a share. And if you exclude the impact of restructuring and special items it gives us an income from continuing operations of $32 million or $0.03 per share. Our revenue, EBITDA and ATOI all decreased sequentially primarily due to lower LME prices, but it’s important to note that even though the EBITDA fell to $282 million, adding back the non-cash special items would place EBITDA at $496 million in the quarter.

So with that being said, taking a step back, how did we perform in the quarter? We had strong performance in all four of our segments. When we take a look at the upstream segments, Alumina and Primary, excluding the impact of LME and currency, the combined segments of Alumina and Primary generated $98 million of performance sequentially, and both the Global Rolled Products segment and the Engineered Products and Solutions segment set records in the third quarter.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

Let me go through a few of those. In GRP we had a record third quarter ATOI. We had a record third quarter days working capital. We had record year-to-date ATOI and we had a record year-to-date EBITDA per metric ton. If you switch over to our Engineered Products and Solutions segment we had record third quarter ATOI, record quarterly EBITDA margin, record year-to-date ATOI and record year-to-date EBITDA margins. Obviously, our segments performed extremely well.

Taking a look at Alcoa on a consolidated basis, we had a record low days working capital for the third quarter at 33 days. Five days better than a year ago. Debt-to-capital remained at 36.1%, and our net-debt-to-capital stood at 32.4%. Our liquidity remains strong with cash on hand of $1.4 billion, and I’ll point out that that excludes $224 million of restricted cash. We had a bond issuance during the quarter, tax exempt bonds of 30 years issued, and that cash is for the Davenport expansion and it’s going to stay restricted in order to pay for that expansion.

Okay. With that being said, let’s take a look at the income statement. Just going to cover three items on the income statement. First, revenue. Revenue was down 2% sequentially, driven by lower realized metal prices and weakness in commercial transportation and industrial markets for Global Rolled Products and nonresidential building and construction and commercial transportation markets for Engineered Products and Solutions. COGS as a percent of sales increased sequentially 390 basis points, driven primarily by the environmental and litigation reserves as well as a lower LME. And lastly, on this sheet, our effective tax rate for the quarter was 15.9%. If you exclude discrete items our operational year-to-date rate is 29%. We would expect our operational rate to remain at that level, however, we’ll continue to experience swings in the rate given the volatility of our profit drivers within each taxing jurisdiction. Our results for the quarter as I said were $0.13 loss, including special items.

Let’s move on to those special items on the next slide. Special items for the quarter totaled $175 million or $0.16 a share. Let’s start out with the environmental reserves. Environmental reserves were increased for four sites in the third quarter to reflect the revised cost estimates of which Grasse River was the largest. On October 1 the EPA released a proposed remedial action plan with a recommended capping and dredging solution of $243 million. This culminated a 20 year process, which included comprehensive scientific studies to evaluate and determine the recommended approach. It’s estimated that the planning and design will take two to three years, and that will be followed by four years of remediation beginning in 2016.

The next item on reserves was the litigation reserve at $40 million pretax and $15 million after tax. During the quarter we reached a settlement of the Alba civil suit in the amount of $85 million. One half was paid today, the other half will be paid one year from now. We recorded $40 million charged this quarter in addition to the $45 million charge we recorded in the second quarter. We believe the settlement represents the best possible outcome and avoids the time and expense of complex litigation.

Alcoa and Alba have also entered into an API-based long-term alumina supply agreement. Resumption of the commercial relationship demonstrates a desire to work together as well as the significant value that Alcoa brings to customers in the region through superior quality and optimal logistics of its alumina. The $26 million in discrete tax items relates to the interim treatment of losses in jurisdictions where we’re not able to record a tax benefit. And then we had mark-to-market energy contracts and restructuring charges in the quarter as well. All told it’s $175 million or $0.16 a share of special items, and excluded it brings our income from continuing operations to $0.03 a share.

Let’s move on to the sequential bridge. Our income from continuing operations decreased from $61 million to $32 million, or down $29 million sequentially. Obviously, the unfavorable market impact was driven by lower LME prices and unfavorable currency. The A$ strengthened was partially offset by the weakening of the Brazilian real. The $21 million of net cost increases were more than overshadowed by the favorable price mix and productivity in the quarter of $86 million. The cost increases were largely a result of LIFO accrual which reflected the rebound in metal prices. We also continued strong productivity across Alumina, Primary Metals and EPS businesses this quarter, driven by higher utilization rates, process innovations, lower scrap rates, usage reductions and reduced contractual spending. So if you looked at the $94 million of market impact and you were to take the net impact of all other items and deem them to be performance of $65 million, you would see that we were able to eliminate 70% of the market impact through improved performance. Strong performance from an operating basis.

Let’s move on now and take a look at each one of the segments. Let’s start with the Alumina segment. Production was up 1% as the Australian maintenance overhauls were completed in the second quarter. Shipments were up as a result of the increased production as well as the tons that were shipped this quarter that were delayed at the end of last quarter. If you looked at the operating — after tax operating loss of $9 million, that’s down $32 million sequentially, driven by price reductions which impacted earnings by $91 million, and $11 million in unfavorable currency. Offsetting a major portion of the negative market impact of $102 million was $70 million of favorable performance, driven by price mix, productivity, and volume.

Productivity gains were $23 million, price mix, a piece of that was driven by API improvements as the alumina price index prices remained flat while the LME declined. So here again as you look at this segment, you see that 70% of the market impact was reduced by improved performance of $70 million. Looking to fourth quarter guidance in this segment, pricing on alumina price index at 40% of third party shipments while other pricing will follow a 60 day lag. Caustic prices are expected to remain flat. API pricing has remained flat as the LME has recently increased since early September and productivity gains are expected to continue.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

Let’s move on to the Primary segment. Revenue was down slightly as higher third party shipments were partially offset the impact of lower LME prices. LME prices were down 7% sequentially on a 15 day lag basis, with realized prices down 5% sequentially and 17% year-over-year. The after tax net operating loss of $14 million is from a $3 million [Alcoa clarification: $3 million loss] in the second quarter for an $11 million reduction. Starting first with our lower LME prices and currencies, combined they impacted ATOI $38 million negatively. Price mix was a favorable improvement and was driven mostly through regional premiums.

In raw materials we had higher alumina costs but these were partially offset by improving coke and pitch prices, and here, as in alumina, the performance of $27 million offset 70% of the market deterioration of $38 million. If you look to the fourth quarter guidance, pricing will continue to follow the 15 day lag. We anticipate the US hydro asset sale to be completed by the end of the quarter. We will continue productivity gains. Curtailments will unfavorably impact the fourth quarter ATOI by $15 million. So if you take back and take a step back and look at Alumina and Primary in total we would expect excluding LME, currency and the curtailment impact that the upstream segments on a combined basis would remain flat on a sequential basis.

Let’s move to the Global Rolled Products segment. Revenue was down $64 million or 3% sequentially driven by weaker industrial and commercial transportation markets in Europe. ATOI was $98 million for the quarter, a $3 million sequential improvement and a 63% improvement over third quarter 2011. Price mix was a $19 million improvement, more than offset cost increases and lower volumes. I’d like to point out and remind you what we went through last time, and that was a part of the price mix is driven by customer pricing flowing through on a 15 to 30 day period, and inventory costs of metal comes through on a 45 to 90 day basis so you’d expect compressed margins on falling metal price and increased margins on rising prices. Cost increases consisted of metal premiums, labor and energy.

I think it’s important to take time out to look at the records for Global Rolled Products in this quarter. We had a record third quarter ATOI of $98 million and adjusted EBITDA of $395 a ton. It’s the highest ever year-to-date ATOI of $289 million. The year-to-date EBITDA per metric ton was a record at $405 per ton, 72% higher than the 10 year average. Also a record third quarter days working capital, down five days on a year-over-year basis.

As we look to the fourth quarter, we would expect aerospace and automotive to continue to be strong. We will see a seasonal demand decrease in packaging. European and North American industrial markets have been weakening and we have had a corresponding pricing and demand pressures as a result of that. Excluding the impacts of LME and currency, ATOI is expected to be down 20% to 25% sequentially, due to the continuation of weaker industrial markets and the seasonal impact of packaging.

Now let’s move to Engineered Products and Solutions segment. EPS continues their string of strong quarters. ATOI of $160 million is a record third quarter despite the decreased revenue. Third party revenue was down 4% sequentially due to seasonal declines in European building and construction and weakness in commercial transportation. EPS continues their sequential productivity gains of $13 million in the third quarter, which more than offset higher costs in transportation, energy and maintenance. Here again, we had records in this segment. Record quarterly EBITDA margin at 20.3%, record year-to-date ATOI of $475 million, and record year-to-date EBITDA margin of 19.6%.

As we look to the fourth quarter, in our nonresidential building construction business, we anticipate continued weakness, particularly in Europe. Heavy duty truck build rates are expected to continue their decline in North America and Europe. As is the norm for the EPS segment, we anticipate continued share gains and productivity improvements. If you look back over the last few years, the fourth quarter is generally a slower quarter than the third by about 13% from profitability standpoint. Due to productivity gains and share gains offsetting weaknesses in commercial transportation and building and construction markets, we would expect a similar percentage decrease this year.

Let’s move to the cash flow statement. Let’s start with cash from operations. $263 million cash from operations in the quarter led to a negative free cash flow of $39 million. If you looked at the second quarter, cash from operations was $537 million, and there’s really three main reasons for the decline from second quarter to third quarter. One is obviously the lower earnings. The second is interest payments as we make semiannual interest payments in the first and third quarter and the third is a tax refund that we garnered in the second quarter of $70 million, which did not recur in the third quarter. Those three were partially offset by an improvement in working capital in the quarter.

Jumping to pension contributions, they totaled $163 million in the quarter for a total of $515 million year-to-date, and that represents more than 90% of the total 2012 estimated payments. We anticipate a fourth quarter contribution in the range of $50 million and right now we’re looking at contributions for 2013 to be in the $450 million to $500 million range. On a liquidity basis, as I said earlier, our debt-to-cap was at 36.1% and our net-debt-to-cap was 32.4%, cash remained strong with $1.4 billion on hand and we had five day improvement in days working capital.

So let’s switch now and look at the days working capital slide on the next slide — on the next page. This is something that we’re very proud of inside of the Company because 33 days working capital is a record low for the third quarter. In fact, the reason we’re proud of it is this is the 12th consecutive quarter we’ve demonstrated year-over-year improvement. To give you a sense of what this is worth in terms of dollars, this 5 day improvement is worth about $315 million, and if you were to go back to the 2009 time frame when these initiatives geared up, it’s a 15 day improvement and that’s worth about $1 billion. And we expect this trend to continue.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

Let’s move on to the next slide, please. As we look at this quadrant of slides here, we like to point out our liquidity and how we’ve been able to maintain a strong balance sheet even in a volatile economic environment. First, let me reiterate that Alcoa’s committed to our investment grade status. That’s why we’re in the fourth year now of a cash sustainability program that’s allowed us to remain profitable and maintain a stable balance sheet in a very volatile economic environment, as I said. We’ve got $1.4 billion in cash on hand and I will point out again that doesn’t include $224 million of restricted cash that we have, and we expect to be within our targeted debt-to-cap range of 30% to 35% by year-end.

So let me take this and summarize it for you now. First of all, we’re delivering on improvements to performance. We’re executing the curtailments that we talked about in our upstream business as we’re moving down the cost curve and we’re also generating significant productivity in the upstream in order to move down the cost curve. At the same time, we’re setting both quarterly and annual records on margin and profitability in the mid and downstream businesses.

If you look to our annual targets, first with productivity. Give you a sense of where we stand. Our productivity target this year, which is a before tax number of $800 million, through the first nine months we’ve got $838 million of before tax productivity gains on a year-over-year basis. We wanted to save another $50 million in overhead. Through the first nine months we’re at $57 million. We wanted to be an additional 1.5 days down on working capital and through the third quarter we’re 5 days better than the third quarter of last year, and we anticipate that we will achieve this 1.5 days by year end balance.

We had capital spending investments of $1.7 billion, and we will be within that limit at year end. Our debt-to-cap we will fall within the 30% to 35% range, and most importantly, we anticipated that we had a target that we’re going to have free cash flow, positive free cash flow this year and based on where we stand right now we still have that target that we’re set to achieve for this year. So if you looked at it, we are achieving our one and three to five year targets by moving down the cost curve in the upstream segments and generating top line growth and increasing margins in our mid and downstream segments. With that, I’ll turn it over to Klaus.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Thank you, Chuck. So in the usual fashion let’s first look at our markets and then take a look at our four businesses, so let’s start with the end market. Overall as you see here, this is a mixed picture but we continue to see positive growth basically in most of our end markets.

Global aerospace remains solid at 13% to 14% growth. We are pretty confident and our confidence is supported by the continued strong performance in the large commercial aircraft segment. I’ve said it multiple times but the backlog is now 8,500 planes, and that is basically in today’s production about an 8 year backlog, so this is solid. Next one. Next one, next one is automotive. We have a microphone problem? No. Okay. The next one is automotive and the automotive market we are seeing an increase of 11% to 15% in North America. It’s very interesting. When your September seasonally adjusted annual sales rate came out at 14.9 million cars, this marks the highest selling rate since March 2008, which is basically plus 15% on a year-to-date basis. That’s on top of it. Plus 15% we saw on a year-to-date basis compared to 2011. So that’s a very positive development.

Automotive in Europe continues to decline. We believe at minus 4% to minus 9%. China feels a bit more stable in the automotive segment. The sales are up on a year-on-year basis 9% and we expect a plus 4% to 7% growth this year.

So next segment, heavy trucks and trailer. We have lowered our expectation in each of the markets so that globally we expect a decline of minus 7% to minus 9%. This is substantially down from the minus 3% to the plus 1% that we expected in the second quarter here. Let me go through it. On the North American side we’ve seen the net orders in heavy trucks and trailers fall in the first quarter through the second quarter by 23% and then again from the second to the third quarter by another 13%. Obviously the truck OEMs have reduced their production in response to that and we see a decline from the second to the third quarter of 18%.

Interestingly, when you take a total look at the North American heavy truck picture, up to August and that’s the only time that we have numbers, demand for freight was positive, up 3.8% on a year-over-year basis. So was the truck load rates. They were up 2.4%. That’s interesting. At the same time, the truck fleet is pretty old. It’s 6.6 years now. The 20 year average is at 5.8 so there is a replacement pressure. When we took a little bit of a deeper look we saw that particularly the smaller and the medium size operators are concerned. I mean, message is like fiscal cliff, Euro news, China, all of that influences their sentiment and I guess that makes them push their orders out, kind of in anticipation of potentially a worry about the future.

On the European heavy trucks and trailers side, the registration estimates for the third quarter are down 18% from the second quarter. The OEMs here we believe are reducing production and we expect minus 8% to minus 11%. China, heavy trucks and trailer registration fell by 17% from the first quarter to the second. And August and July even looked worse with a minus 31%, below the second quarter. So we see production cuts here of the OEMs of around minus 24% from the second to the third quarter.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

So next segment is beverage can packaging. We downward revised our growth expectations for Europe and China but global growth basically stays at the same, 2% to 3%. That’s possible given the relative size of these other markets compared to North America. North America is actually pretty good, actually looked a little better than what we originally expected.

Last but not least, our outlook for commercial building and construction as well as industrial gas turbines remains unchanged. On the commercial building and construction, it’s probably worthwhile to say a few words on the US side. Architectural Building Index is hovering around the midpoint and the recent number in August turned positive. But before there were four months down and that was preceded by five months up. So you get a feel for it. It’s a pretty fragile environment. On top of it, Architectural Building Index is a nice early indicator. Always keep in mind it takes 12 to 15 months until this really becomes billings and revenues in the market. So it’s preceding a very, very early one. So much on the building and construction side. On industrial gas turbines, probably one last sentence here. We continue to view this segment as very positive, strongly supported by the increased attractiveness of gas. That basically concludes our view on the end market side.

Let’s now take a look at what does that all mean for the aluminum demand and we do see a slight slowdown in some regions and end markets and puts a little pressure on the demand growth. So we’ve lowered our demand projection for this year to 6%, down 1 percentage point from the 7% that we saw before. Main driver for this is China. We saw in the first half of the year a demand growth of 11%. We believe this is going to come down in the second half to 7%. So you see here the average of this basically gets to 9%, and at the same time, I’m pretty confident given the already announced China stimulus package which is going into the ground, I mean, literally speaking as we speak here. That the demand will be picking up speed but this is probably going to take until the end of the fourth quarter, so by that time we will probably be able to see that in the numbers. Other than China, outside of China, Europe has weakened here. And relatively spoken, the other bright spots of growth are US as well as Middle East. So what does all of that mean now for the demand and supply picture?

Let’s bring on the next slide. Here on the left-hand side you see the alumina, on the right-hand side, the aluminum. You can already see by the numbers here, by the sheer size of the numbers, or how small these numbers are. Doesn’t really matter where exactly they are, we basically see the markets both are pretty much in balance. On the left-hand side the alumina market, if you compare it with what we had before, moves into a slight surplus. That’s very much driven by China. We see lower production in China but we do see higher imports on the alumina side. Imports are up 192% year-over-year. And keep in mind, this is very strongly driven by the Indonesia bauxite ban, 60% of the bauxite in China gets imported, 80% of that used to come from Indonesia and now is not coming from there.

What we saw here, if you move to the right hand side, on the aluminum side. The Chinese aluminum market, we see some smelter expansion getting delayed and at the same time also build-up of the alumina reserve and why do I say that as we are talking on the right hand side with aluminum? Because what you see here smelters are basically currently building a reserve on the alumina supply. Given the uncertainty of the bauxite respective alumina supply situation and the last thing that they want, they don’t want to be caught by surprise and having to slow down or shut down their smelters. So with all that, with the slowdown of demand, China moves into a slight surplus here. The rest of the world remains in a deficit. Demand has declined a bit, but at the same time we see some production losses as well, delays of new projects. So what does that all mean? The aluminum market also is moving or continues to be in a balance.

Let’s also take a look at the regional premiums on the next slide. So what you see here is basically a depiction of the regional premiums over time. They are up. This is clearly an indication of the strength of the financial as well as the physical demand. That drives tightness in the physical market. Regional premiums continue to rise. This is now the third consecutive quarter and they have as you see here reached new record highs.

So let’s move on to the inventory side. I know and I’ve heard that feedback from the outside. This is a complex chart. So hang in with me. I’ll run you through this. It’s actually not as complex as it looks. Let’s first take a look at the mountain. The mountain that you see here is basically the stacking up of visible as well as invisible inventories. Obviously that’s an estimate, right, of the invisible inventory. When you look at the peak point of that mountain and look at where it is today, you actually see that the inventories have declined. In fact, 27 days from their peak in 2009. Compared to last quarter, it’s pretty much flat at 75 days of consumption.

Let me also point out one other thing here. In the structure of the mountains, there’s this strong yellowish top here on the right-hand side which is called cancelled warrants. As you can nicely see, this has increased. So this is showing the desire of people wanting to get their metal off the exchange. In a way, it’s a good indication for the appeal of financial deals and the type of optimism there in regards to the financial demand here in the mid as well as the long term as staying attractive. The curve that we have in here, the blue curve that you have in here, I haven’t talked about that. That’s the LME price. I guess most of you guessed that.

Now you have to put in perspective the mountain together with where the LME is going. And classical supply and demand logic would indicate as you see here in the earlier part of that slide, as the mountain builds, the price comes down. Mountain goes down, price goes up. That’s exactly how the market is supposed to work, but basically in the mid-2011 you do see the market kind of comes down and the price really sinks very, very strongly. So what is happening here? Why is there this decoupling of the supply and demand side? That’s on the next slide.

What you see here is the bars basically is the net, the supply and demand balance so to say and the curve here is an even more granular LME cash curve in that time frame. So obviously as the blue bars move up, the metal price comes down. Over-supply, price comes down. So clear. The blue bars go down, metal price goes up. And here again you can see in the mid-2011, these fundamentals seem to get disconnected. And so demand supply base fundamentals are basically decoupling from the LME pricing.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

So real question is what is driving the LME then if it’s not the fundamentals and you’ve seen some of that very nice in the next slide. So in times of crisis obviously that’s not the first time that markets are seeing that. Macro factors can top the fundamentals and obviously that’s a thing that’s happening. Worries around the Eurozone crisis, US debt, fiscal cliff, China slowdown worries, all of that goes in and that’s why we’ve seen metal price coming down from a $2,800 high in April last year to a low in summer this year of $1,800. And that’s only happened in a little more than a year time frame.

But it’s also interesting to note that these things can very, very quickly reverse as we’ve recently seen and we’ve recently seen this here, this is under the magnifying glass here. We’ve seen the LME shoot up to $2,200 per metric ton from $1,800 per metric ton, so basically just in 10 days it shot up. Why did it shoot up? There were basically four announcements that made it shoot up. One was the ECB bond buying program. Preceding that was all the news around will it happen, will it happen, will it happen. That’s why you see it coming up, but then, boom, it comes and it shoots up. Next thing, China stimulus plan. Next thing, the German Constitutional Court ruling. And next thing, the QE3 announcement. Wow, it’s like a booster here. It shoots up. Nothing of that has changed anything of the fundamentals in our markets. Right? That’s what you can clearly see here. The macro factors are currently dominating the pricing situation. But it can reverse very, very quickly as we have seen there.

So let me summarize the market side of things. So the market fundamentals are pretty much intact. We see the market is effectively in balance on the supply/demand side, premiums remain at a record high, inventories are down, but currently the market sentiment dominates the pricing. So that concludes the market side.

Let’s now move into our businesses and review our businesses, and let’s start with Alumina. And let’s start on the upper left hand side where you see the 10 year profitability. And you see it is a lower profitability at this time and that’s normal because it reflects the market conditions. But also, I think our actions have allowed us to at least return to profitability on a year-to-date basis. Why is that so? Part of it you see on the right upper hand side because we have changed the pricing. We’ve changed it from an LME linkage to something that is really more in tune with the fundamentals of this market which we call alumina pricing index and we’ve said that we are not going to sign any contracts based on that old scheme and that’s what we stick by. By the end of this year, we believe 40% of our customers will be on API or spot basis.

It’s also clear, you see that again reflected on the lower left hand side, this is a commodity business. So it’s all about where you are on the cost curve. We’re not that badly positioned here, being on the 30th percentile, but we want to move down 7 percentage points by 2015 to the 23rd percentile. We believe our actions are going to get us 1 to 3 percentage points down by the end of next year. How are we going to do that? A lot of that is already in the making. We have curtailed and that’s complete 390,000 tons, basically in our Atlantic region refinery system. We continue to drive productivity. $320 million since 2010. A major factor here is the thing that we called centers of excellence in mining and refining. They have one task only. They detect the best practice and they roll it through the system in record speed so that we can really capture the productivity that we generate at all places. And in addition, cash management, well done, eight days further down on days working capital which means $115 million in cash. And then last but not least, Saudi Arabia is on schedule and on budget. Let me also remind you that this is lowest on the cost curve.

Let’s move on to the next segment, the Aluminum or Primary Metals segment. The weakness here in pricing has divorced from the fundamentals of the aluminum industry and that continues to challenge the segment. Our strategy however is, and that holds true basically the whole upstream business, we focus on the things that we can control to maximize value. So one of the things that we can control for instance is the value add side here which basically means optimizing our cast house profitability. What we’ve done here in a very systematic way, we are offering our customer value-add products and we’re capturing premiums through this while we’re limiting the logistics cost and that alone has allowed us to add $375 million additional margin. That’s very, very good.

While we do that, obviously the biggest thing here given that that’s a commodity business is pushing us down on the cost curve. 10 percentage points from the 51st percentile to the 41st percentile by 2015, that’s our target, and we believe that we’re going to get 3 to 6 percentage points out of the system by 2013. A lot of actions are going on and those that follow us more closely clearly see that. We have restructured our high cost, or we’re in the process of restructuring our high cost assets, permanently closed 290,000 tons in Tennessee and Rockdale, partially curtailed Aviles and La Coruna in Spain, high cost smelters in Spain. And we are moving forward with the curtailment of Italy, more than 70% of our Portovesme smelter is currently closed. This is one of the highest cost smelters in our whole system. Once all of this is complete which will be soon, 14% of our global smelting system is curtailed. The productivity gains in addition to that, $385 million.

We have also been able, and this quarter shows it in a very nice way, to improve our cost of power. This is a major factor here in the cost structure. In the US and Australia and Brazil, and Australia and Brazil with great cooperation from the government to help us to remain competitive in these markets. In addition to that, strong focus also on the cash side, nine days out from days working capital equals $240 million in cash, and Saudi Arabia is on schedule and on budget.

The third segment here is our Global Rolled Products, and they continue to show strong performance. And they have achieved a record year-to-date EBITDA per metric ton. $405 per metric ton. Just look at that compared to where the 10 year average is of $235 per metric ton. They are really performing on a different performance level. And in addition to that, they show solid growth in many segments like automotive, aerospace on a year-on-year basis, also strong demand on the North American packaging side, the utilization of 85% where we are today leaves room to grow.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

Talking about growth. We are preparing for additional growth in the automotive segment. I’ll talk about that at the very end a little bit. Our Davenport expansion is the biggest factor here. It’s on time, on budget, and we will be able to roll the first coil off end of December of 2013. At the same time, we continue to improve our existing business, productivity gains of $218 million, and we focus also here on the cash, three days of working capital out, gives us additional $60 million compared to 2010, actually five days if you compare to last year.

Our fourth segment is the Engineered Products and Solutions business. And that achieved another record quarter. We now have an EBITDA margin that’s above 20%. 20.3 % in the third quarter. That’s excellent performance. If you look at the upper right hand side on the aerospace side, our utilization remained at 78%, and on the other businesses, due to the weakness in the commercial transportation as well as building and construction, it’s down from 69% to 65%, compared to the last quarter here. On the lower left hand side, that’s a complicated one, but I’ll tell you what it depicts. We are continuing to drive innovation. When Airbus earlier this year came to us to introduce a very, very cool concept, the Shark, you see it depicted here, this is the thing that tips up the end of the wing and gives massive, massive fuel efficiency improvements, we developed the extruded stringer with a new patented alloy and that alone allows 3.7% higher strength to weight ratio which results in a fuel burn reduction of 3.5%. That’s great.

That’s not the only thing that happened on the innovation front. An equally great one is the other one that’s depicted here. This is a very, very interesting new turbine, new jet engine by Pratt & Whitney called the gear turbo fan and we have been able to place our ultra efficient, light weight, low speed blades made out of aluminum-lithium in there. And obviously, these type of innovations driven by very, very strong also innovation on the fundamental metals side are driving share gain and growth, and that is part of the strength of our downstream business, and we will continue to do it and leverage our Alcoa advantages in that. At the same time, they are not letting go on the productivity side. You see the productivity gains here of $350 million since 2010, very, very well done. So that concludes the business side.

Before I conclude the presentation entirely, let me also do one deep dive here on the automotive front because that is a fascinating thing that changes there. Many of you might have heard here in the US, finally we also focusing in the US here on fuel efficiency, regulation has come out here called New CAFE Regulation. Corporate Average Fuel Economy. You see this depicted here on the left hand side. The firms are forced to get up 31%, and double their fuel efficiency of their fleet. That’s what the automotive companies are legislated to.

At the same time, that’s the middle part here, consumer behavior is shifting. In 2008 if you looked at the consumer survey, 54% of the potential buyers of cars would have said I’m willing to pay more for fuel efficiency. This number is now up to 83%. So basically pretty much everybody says I’m willing to pay more for more fuel efficiency. This is obviously also driven by the rising fuel prices that have accelerated really during that time frame. It actually is even more interesting when you look at how many people are ranking this even as their number one factor for buying and it’s 37% that rated as the number one buying decision. It’s across the different segments. So the car companies have followed up on that and that’s why you see that they are offering fuel efficient choices pretty much in all segments.

So both of these changes, the legislation change, as well as the consumer demand change, both of those drive light-weighting and drive to get more aluminum into cars, drive for substitution with other materials. There’s been a study out recently that basically shows that this light-weighting as an answer to these questions is a very, very cost effective solution for the automotive companies. That’s why we’re seeing what we’re seeing. In addition to that, this allows changes to be done without any compromise on the safety side.

Recently again, the National Highway and Traffic Safety Administration reconfirmed that light-weighting is a choice that allows for the same safety. That’s a great thing here. That’s a real winner. And that’s why you see on here the right hand side, we believe demand is going to increase 4 times by 2016 and going to increase 7.5 times by 2020. That’s why the expansion in Davenport which I talked about before is so important. And that’s also why our Middle Eastern project will have an automotive capacity in it.

Let’s go to the last slide here. Let me summarize. The industry fundamentals are solid but the macro sentiment basically dominates. We are delivering strong results. We are controlling our own destiny. We are not standing still. Upstream, $98 million in performance improvements. We are restructuring our high cost assets on the midstream, the Global Rolled Products side, record performance, record profitability per metric ton. On the Engineered Products and Solutions business, our downstream business, highest EBITDA margin ever with 20.3%. And in addition to that, good cash management, record low third quarter days working capital. And on the right hand side, I just gave you one deep dive here in the automotive market. We continue to aluminize different industries and that’s a good thing.

And let me close here. We don’t want to stop our aluminization strategy, so to say, here on earth. We are very proud that we have been part of NASA’s Curiosity Rover that just landed on Mars. This really connects well to the vision of our founders and enabling mankind’s biggest dreams, and it’s also very much in line with our vision, advancing each generation. With that said, let me open the line for questions.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions).

David Gagliano, Barclays.

David Gagliano - Barclays Capital - Analyst

Thank you for taking my question and congrats on the steady results. I was wondering if we could just use this as an opportunity to switch gears a bit and talk a bit about the strategy for Alcoa moving forward. There’s been a bit of renewed chatter about potentially splitting the Company in parts, upstream and downstream, and I was wondering if you could just talk us through what your views are, obviously on this subject. And also why you think it does or does not make sense to separate the upstream from the downstream businesses. Thanks.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Yes, David. That’s a good question and I know that we have talked with those that follow us a lot, we’ve talked about it quite a bit, but I’m happy to give you a high level overview. First thing is, I mean, we don’t see any kind of rocks that should remain unturned or that should not be questioned. Everybody knows that the business that we have does not by definition belong into our portfolio. We actually put it on a test and say we have to prove for every business that we have that we are a better parent to that business than anybody else. And that basically brings out the question of what can Alcoa add in the business as an Alcoa advantage. And the answer to that, I mean, are multifold.

In principle, you see it coming in through technology. You see it in through procurement. It comes in through customer intimacy, customer reach, through the talent management that we have, through the operating system. That’s how we can generate value. And basically you see it very, very nicely in the performances that we have been able to generate in the downstream as well as the midstream business and how we are performing against bringing the upstream business down on the cost curve. So that’s basically where we are on that.

And I can go into all kinds of examples here. I mean, I could just take out the examples that I used here in my presentation today. I mean, on the EPS business, for instance, the two examples on Airbus, as well as on Pratt & Whitney, in both cases these innovations were new alloys. The alloys were not developed in the downstream business. The alloys were developed there where we have the best alloying experts which is basically in our tech center. This is how we leverage technology. As an example, you know.

And now you go to the upstream side and take an example out of this quarter. This quarter we have been very, very successful to sign up new power agreements. We’ve been successful to sign up power agreements in Brazil as well as in Australia. And that has been because we have been able to develop extremely good government relations to those respective national leaders. They understand what we need to remain competitive. That’s another classical parental advantage.

I could go through basically each single one of them. Measure us against whether we are able to perform with these businesses better than any other owner and I think we measure up well. So basically we’ve told you what strategy we have. I don’t want to get into it in detail and we also have our Investor Day coming up in November. So we have plenty of time to review it and go into this in detail. We believe that this is the right strategy and the best way to deliver value. Thank you, David.

Operator

Paretosh Misra, Morgan Stanley.

Paretosh Misra - Morgan Stanley - Analyst

Hi, guys. I had a question, the recent ruling on power tariffs in Italy, are there any implications of that $300 million to $500 million cash payment that was due to the government?

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

You are talking about the double interruptibility?

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

Paretosh Misra - Morgan Stanley - Analyst

Yes.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

No, no.

Chuck McLane - Alcoa Inc. - EVP and CFO

No.

Paretosh Misra - Morgan Stanley - Analyst

You still might have to make that payment sometime within the next —.

Chuck McLane - Alcoa Inc. - EVP and CFO

That is correct.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

That is correct, unfortunately.

Paretosh Misra - Morgan Stanley - Analyst

Thank you.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Okay. Next question please.

Operator

Dave Lipschitz, CLSA.

David Lipschitz - Credit Agricole Securities - Analyst

Good evening. Can you tell me what you guys are thinking for some of your end markets in 2013, aerospace is obviously a pretty big number. Do you see that type of stuff continuing to go forward?

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Yes, I mean, we are optimistic on the aerospace side. Aerospace — you picked one that’s probably the easiest one to predict, basically given that we have — that there is this gigantic order backlog and I think you’ve seen a very, very smart change by the two leading firms here, Boeing and Airbus, to avoid going through those wild swings of capacity up and capacity down. So on the aerospace side, I think it is not hard to project that 2013 we’re going to see a positive year also.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

Operator

Carly Mattson, Goldman Sachs.

Carly Mattson - Goldman Sachs - Analyst

Hi. Good afternoon. So we wanted to just check in on the IG ratings front. A lot of investors are looking at Alcoa from a debt-to-EBITDA perspective, which is a metric that the rating agencies talk to. And so can you talk to just on a forward-looking basis what measures Alcoa would be willing to take to look to reduce the debt side of the equation and what you’d really be willing to do to maintain the investment grade rating. Would you consider issuing equity either to reduce absolute debt or to pay the pension again in 2013?

Chuck McLane - Alcoa Inc. - EVP and CFO

Okay. That’s a very long subject. But let me go back to kind of a few principles here. Yes, we’re committed to do almost whatever it takes and we have shown that through our behavior of the last four years. So when the crisis started, you go back to 2009, and you start looking at our leverage and coverage ratios, obviously from the amount of debt that we had at that point in time at the end of ‘08 was $10.6 billion, with $760 million of cash on hand and the markets were in terrible condition. And we certainly weren’t generating a lot of EBITDA. It’s considered a down part of the cycle and I think what we’ve been able to do with the rating agencies is each of the years of the last four years is to lay out a plan to them at the beginning of the year on what we were going to do, and what we were going to execute against in order to generate cash for the Company. And in each of these four years independently we’ve been able to achieve every one of those targets.

So when you look at our coverage ratios, they fluctuate wildly obviously as a result of metal prices, but what we’ve been able to do is continue to take down our net debt position. We’re going to be $2 billion better on a net debt position than we were at the end of 2008. And as long as we continue to execute where we put ourself in a positive free cash flow position, I think that will be what’s looked at, and not necessarily just a gross debt level. Hopefully that helps.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Okay. Next question.

Operator

There are no more questions. I would now like to turn the call back to Mr. Klaus Kleinfeld for closing remarks.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Okay. Very good. I mean, so let’s wrap this up. I mean, let me just repeat. The market today is basically driven by headlines and not the market fundamentals. We are focusing on whatever we can control and as you hopefully are seeing, we’re executing well against that. We’re capitalizing on the strong pockets of growth and are driving profitability. You see that very clearly in the mid and the downstream segment, but also in the upstream segment. Because there we are focusing on reducing costs as well as optimizing our asset base to get it lower on the cost curve. We have shown sustained improvement in productivity in all of the three groups and we intend to continue that.

Our strategy basically is made for also carrying us well through volatile economic conditions. We are confident that we can and will control our destiny and the outlook on alumina and aluminum is positive. We see a lot of opportunities going forward. We believe that the demand is going to double in this decade for aluminum. So those fundamentals are all nicely in place. Thank you very much for joining us and good-bye.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today’s conference. You may now disconnect and have a great day.

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OCTOBER 09, 2012 / 09:00PM GMT, AA - Q3 2012 Alcoa Inc. Earnings Conference Call

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